Exhibit 4.6

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,AS AMENDED (THE “ACT”), OR ANY STATE SECURTIES LAWS AND THIS PROMISSORY NOTE NOR ANY INTEREST THEREON MAY BE OFFERED, SOLD, TRANFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IS UNAVAILABLE.

12.5 % PROMISSORY NOTE

US $14,000	Columbia, SC

FOR VALUE RECEIVED in the form of legal services to the corporation, NuSTATE ENERGY HOLDINGS, Inc., a Nevada corporation (the “Maker”), promises to pay to the order of George Stevens (the “Holder”), at 555 NE 34 Street, #603 Miami, Florida 33137, or such address as the Holder may from time to time designate in writing to the Maker, the principal sum of Fourteen Thousand Dollars ($14,000) together with Twelve and a half Percent (12.5%) simple interest on the unpaid balance of this Note on the Maturity Date as hereinafter defined.

The principal amount of this Note and all accrued but unpaid interest shall be due and payable on the one year anniversary of this Note (the “Maturity Date”). Notwithstanding the foregoing, the Maker may, at its option, redeem the outstanding portion of this Note with no prepayment penalty. To so redeem, the Maker shall provie written notice to the Holder of its intent to redeem, which notice shall specifify the amount of the Note that the Company intends to redeem and the closing date (which shall be on the fifteenth (15) business day after the date of such notice).

The following shall constitute “Events of Default” under this Note:

1.	The Maker fails to make any payment required by this Note within 15 days of its due date.

2.
The Maker becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of creditors, or any proceeding is instituted by or against the Maker alleging that the Maker is insolvent or unable to pay its debts as they mature, and any proceeding, if involuntary, is not dismissed or stayed on appeal or otherwise within 30 days.

Time is hereby declared to be of the essence, and upon the occurance of an Event of Default, the entire unpaid principal amount of this Note together with accrued but unpaid interest thereon, shall at once become due and payable at the option of the Holder upon written notice to the Maker. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

It is the intent of the parties that in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest permitted by applicable law, as may be in effect from time-to-time, and in the event the amount of interest due or payable hereunder exceeds such maximum rate, interest shall be reduced to the maximum amount that is permitted by applicable law and the payment of any such excess shall be deemed to be prepayment of principal.

This Note shall be governed and construed in accordance with the laws of the State of South Carolina, without regard to conflict of laws principles thereof. The Maker hereby consents to the jurisdiction of the courts located in Richland County, South Carolina as the exclusive forum to resolve any disputes arising out of this Note. The Maker hereby waives any objection it may have to the jurisdiction of such courts or the laying of venue in such counties.

Exhibit 4.6

The Maker agrees to pay or reimburse the Holder and any other holder hereof of all costs and expenses of preparing, seeking advice in regard to, enforcing, and preserving its rights under this Note or any guarantee, document or instrument executed in the connection herewith (including resonable attorney’s fees and costs and resonable time charges of attorneys who may be employees of the Holder, whether in or out of court, in original or appelate proceedings or in bankruptcy.)

Except as provided in this Note, presentment, protest, notice, notice of dishonor, demand for payment, notice of protest and notice of non-payment are hereby waived.

The failure or delay by the Holder of this Note in exercising any of his rights hereunder in any instance shall not constitute a waiver hereof in that or any other instance. The Holder of this Note may not waive any of its rights, except in an instrument in writing signd by the Holder.

This note may not be amended except in writing signed by the Maker.

By:	/s/ Kevin Yates
Kevin Yates, its Chief Executive Officer

Date:	October 1, 2011